EMPLOYMENT AGREEMENT


         Agreement made as of the first day of June, 1998, by and among J. Michael Hopper ("Executive") and PTC Holdings, Inc., a Delaware corporation (the "Company").

                                    PREAMBLE

         The Board of Directors of the Company recognizes Executive's potential contribution to the growth and success of the Company and desires to assure the Company of Executive's employment in an executive capacity. Executive wants to be employed by the Company and to commit himself to serve the Company on the terms provided herein. Executive's duties will expressly include research and development of new technology, processes and products, including the invention of novel items on behalf of the account of the Company.

         NOW, THEREFORE, in consideration of the foregoing of the respective covenants and agreements of the parties, the parties agree as follows:

                                    ARTICLE 1
                               TERM OF EMPLOYMENT

         Section 1.01. Specified Term. The Company hereby employees Executive and Executive accepts employment with the Company for a period of five (5) years beginning on January 1, 1998, and ending on January 1, 2003, on the terms and conditions herein set forth.

         Section 1.02. Earlier Termination. This Agreement may be terminated earlier as provided in Article 4 hereinbelow.

         Section 1.03. "Employment Term" Defined. As used herein, the phrase "employment term" refers to the entire period of employment of Executive by the Company hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual agreement between the Company and Executive.

                                    ARTICLE 2
                       DUTIES AND OBLIGATIONS OF EMPLOYEE

         Section 2.01. General Duties. Executive shall serve in various senior executive capacities as mutually agreed to with the Board of Directors of the Company. The initial positions to be filled by the Executive are: CFO and VP of Administration of PTC and its three subsidiaries, IWP, APS and MTC. In such capacities, Executive shall do and perform all services, acts or things necessary or advisable and fulfill the duties of an Officer of the company and to manage and conduct the business of the Company, subject at all times to the Agreement and concurrence of the Chairman and to the policies set by the Company's Board of Directors, and to the consent of the Board when required by the terms of this contract. Additional duties shall include, but not be limited to: lead in defining the vision of the Company, with the goal of establishing leadership in the field of power and water infrastructure products; provide the initiative in creating the business plan, and in setting the course for the



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

Company; help in defining the philosophy and mission, with responsibility for turning goals into operational reality; coordinate, or oversee coordination of the work of the subsidiaries under respective Presidents and Officers; ensure that the Chairman and Board of Directors are informed on strategy, and they concur on major issues and at important turning points; represent the Company dealing with customers and with other persons and entities; and represent the Company in public.

         Section 2.02.  Matters   Requiring   Consent  of  Board  of  Directors.
Executive shall not, without specific approval of the Company's Board of Directors, do or contract to do any of the following:

         (a) Borrow on behalf of the Company during any one fiscal year an amount in excess of $100,000.

         (b) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors;

         (c) Sell any single capital asset of the Company having a market value in excess of $10,000 or a total of capital assets during a fiscal year having a market value in excess of $50,000.

         Section 2.03. Best Efforts Covenant. Executive will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates.

         Section 2.04 Competitive Activities. During the term of this contract, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company. In furtherance, and not in limitation of the generality of the preceding sentence, Executive shall not, for himself or on behalf of any person or organization, directly or indirectly, compete with the Company in the development, manufacture, sale, solicitation or servicing of any then existing product or process of, or service or business engaged in, by the Company, or any other product or process of, or service or business engaged in, or under development by, the Company. The provisions of this Section 2.04 shall not be construed as preventing Executive from (a) investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Executive in the operation or the affairs of the companies in which such investments are made and in which his participation us solely that of an investor, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time ten (10%) percent or more of the equity securities of any corporation engaged in a business competitive to that of the Company, and (c) participating in conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to the Executive's engaging in them. Prior to commencing any activity described in clause (c) above, the Executive shall inform the Board of Directors of the Company, in writing of any such activity.

         Section 2.05. Uniqueness of Executive's Services: Equitable Relief. Executive hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which




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cannot be reasonably or adequately  compensated  in damages in an action at law.
Executive, therefore, expressly agrees that the Company, in addition to any other rights or remedies that the Company may possess shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Executive.

         Section 2.06. Hired to Invent. Executive agrees that every improvement, invention, process, apparatus, method, design and any other creation that Executive may invent, discover, conceive or originate by himself or in conjunction with any other person, especially during the term of Executive's employment under this Agreement, that relates to the business carried on by the Company, especially during the term of Executive's employment under this Agreement, shall be the exclusive property of the Company. Executive agrees to disclose to the Company every patent application, notice of copyright or other action taken by Executive or any affiliate or assignee to protect intellectual property during the twelve (12) months following Executive's termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this section or any other provision of this Agreement.

         Section 2.07.  Confidential Information.
                        -------------------------

         (a) Executive recognizes and acknowledges that the Company's trade secrets and proprietary knowledge, information, processes and know-how and property belonging to third parties which the Company shall be under obligation to protect and keep confidential ("Customer Confidential Information"), as they may exist from time to time ("Confidential Information"), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Accordingly, Executive agrees to execute and deliver concurrently with the execution and delivery of this Agreement, an Employee's Agreement Re: Inventions and Confidential Information, substantially in the form attached hereto as Exhibit A.

         (b) Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

         (c) Executive acknowledges and agrees that during the course of and in connection with his employment with the Company, he will have access to a third persons Customer Confidential Information. Executive agrees that if requested by any such third person he will execute and deliver all documents and agreements that may be reasonably requested by such third person as necessary to protect such third person's rights in and to its Customer Confidential Information, and approved by the Company.

         (d) Under Section 2.05 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Executive of the provisions of this Agreement.



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

                                    ARTICLE 3
                                  COMPENSATION

         Section 3.01.  Annual Salary: Adjustment:
                        -------------------------

         (a) For all services rendered under this Agreement, subject to any adjustment as provided in this Section 3.01, the Company shall pay an annual salary of one-hundred and thirty thousand Dollars ($130,000) payable in equal weekly installments.

         (b) Commencing with January, 1999, and each January thereafter during the term of this Agreement, the annual salary in effect on December 31 of the immediately preceding year shall be adjusted for any change in the Consumer Price Index from the then last preceding January through the then last preceding December. As used in this Agreement, "Consumer Price Index" shall mean the United States Department of Labor's Bureau of Labor Statistics' Consumer Price Index, All Urban Consumers, All Items, Sacramento Metropolitan Area, California (1967=100), or the successor of such index. If such index is discontinued or revised, the index designated the successor or substitute index by the government of the United States shall be substituted. If such index is changed so that a year other than 1967 shall equal 100, then such index shall be converted in accordance with the conversion fact published by the United States Bureau of Labor Statistics.

         (c) In addition to any adjustments to the annual salary pursuant to sub-section 3.01(b), there shall be an annual review for merit by the Company's Board of Directors and an increase in the annual salary and/or bonus as may be deemed appropriate to reflect the value of the services of the Executive.


         Section 3.02.  Executive's Benefits.
                        --------------------

         (a) The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Without in any way limiting the foregoing, such benefits shall include the following:

                 (i) The Company, in order to retain its valued employees, will establish a contributory Internal Revenue Code Section 401(k) plan by September 30, 1998. Contributions of the participating employees, including Executive, may be matched by contributions from the Company at the discretion of the Board of Directors of the Company.

                 (ii) Executive shall be entitled to all paid legal holidays made available by the Company to its employees, such holidays to include, without limitation, New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

                 (iii) In addition to such paid holidays, Executive shall be entitled to twenty (20) vacation days each calendar year, during which time Executive's compensation shall be paid in full. Vacation time not taken in the calendar year will be accumulated and added to the vacation time for subsequent years; provided, however, Executive shall not take vacations in excess of fifteen (15) consecutive business days without at least four (4) weeks' prior notice to the Chairman and Chief Executive Officer of the Company.

                 (iv) The Company shall provide Executive fully-paid insurance benefits as described in Exhibit B hereto.



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

         (b) Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the annual salary payable to Executive pursuant to Section 3.02 hereinabove. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

         (c) In recognition of the necessity of the use of an automobile to the efficient and expeditious performance of Executive's services, duties and obligations to and on behalf of the Company, the Company shall provide to Executive, at the Company's sole cost and expense, a car to be chosen by Executive with an aggregate leasing cost to the Company of not more than $500per month. In addition thereto, the Company shall bear the expense of insurance, fuel and maintenance therefor.

         Section 3.03 Reimbursement of Business Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in promoting the business of the Company, including expenditures for entertainment, gifts and travel. Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of the Company. Each such expenditure shall be reimbursable only if Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.




                                    ARTICLE 4
                            TERMINATION OF EMPLOYMENT

         Section 4.01. Termination for Cause. The Company reserves the right to terminate this Agreement if Executive (1) willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement; or (2) commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, that would prevent the effective performance of his duties. The Company may in its opinion terminate this Agreement for the reasons stated in this section by giving written notice of termination to Executive without prejudice to any other remedy to which the Company may be entitled, either at law, in equity or under this Agreement. The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts. Termination under this section shall be considered "for cause" for the purposes of this Agreement.



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

         Section 4.02. Termination Without Cause. The employment of Executive under this Agreement shall cease and this Agreement, other than the provisions if Section 2.07, shall terminate:

         (a) Upon the death of Executive;

         (b) If during the term of this Agreement, Executive shall sustain a Disability, as hereinafter defined, Executive shall be entitled to receive only the benefits, if any, as may be provided by any insurance to which he may become entitled to pursuant to Section 3.02 hereinafter. "Disability" as used herein means the complete and total disability of Executive resulting from, injury, sickness, disease or infirmity due to age, whereby Executive, for a period of sixty (60) consecutive days, is unable to perform his usual services for the Company.

                                    ARTICLE 5
                                  MISCELLANEOUS

         Section 5.01. Option Grant. It is the understanding of the Company and Executive that PTC Group shall grant to Executive, an option to acquire shares of the common stock of PTC Group, the number of shares subject to terms of a separate memorandum of understanding between Dr. Rocco Guarnaccia, Joseph Maceda, and Employee.

         Section 5.02. Club Memberships Executive holds membership in one social club which the Company recognizes to bring potential benefit to the Company when employed by the Executive as a means of networking. The Company will pay normal annual dues to Players Club, together with expenses of meals, lodging and entertainment directly attributed to development of the Company. Such expenses will be budget and approved by the Board of Directors as part of the normal budget approval process.

         Section 5.03. Assignment. This Agreement may not be assigned by any party hereto, provided that the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder, provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations thereunder.

         Section 5.04. Governing  Law.   This  Agreement  shall be  construed in
accordance with and governed for all purposes by the laws of the State of California.

         Section 5.05. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         Section 5.06. Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.


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

         Section 5.07. Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any breach of that provision nor as a waiver of any breach of another provision.

         Section 5.08. Survival of Rights and Obligations. All rights and obligations of the Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.



COMPANY:                                             EXECUTIVE:


PTC Holdings, Inc.



By:/s/Rocco Guarnaccia                               By:/s/ J. Michael Hopper
   ---------------------                                ------------------
   Dr. Rocco Guarnaccia                                 J. Michael Hopper
   Chairman                                             2303 Regis Drive
   8008 Sacramento Street                               Davis , CA  95616
   Fair Oaks, CA  95628



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                                    Exhibit A

                            EMPLOYEE'S AGREEMENT RE:
                            ------------------------
                     INVENTIONS AND CONFIDENTIAL INFORMATION
                     ---------------------------------------


  THIS                   AGREEMENT  CREATES  IMPORTANT   OBLIGATIONS  WHICH  ARE
                         BINDING . PLEASE READ IT IN FULL BEFORE YOU SIGN IT.


         THIS AGREEMENT is made by and between Integrated Water & Power, a Delaware corporation (the "Company") and J. Michael Hopper ("Employee").


                                    PREAMBLE


         1. The Company desires to preserve the goodwill of its business and business relationships and to protect the details of its business and affairs from disclosure and unauthorized use and to ensure ownership of certain property.

         2. Employee recognizes that the Company is engaged in a continuous program of design and manufacture of proprietary infrastructure products and understands that it is part of his responsibility as an employee to assist the Company in such endeavors.

         3. Employee recognizes and acknowledges that he shall have access to a variety of knowledge, information and property related to the Company's business or affairs and may have contact with the Company's customers, suppliers, or other employees and similar persons and may assist in the creation and/or development of certain property.

         4. Employee recognizes the importance of protecting the Company's rights to inventions, discoveries, ideas and confidential information, and any similar or related rights.

         NOW, THEREFORE, in consideration of the terms and conditions set forth hereinbelow, and for other good and valuable consideration, including the material benefits and training received as a result of his employment with the Company and the continuation thereof, the sufficiency of which is hereby acknowledged, and in reliance upon the recitals set forth above, which are fully made a part of this Agreement, the Company and the Employee hereby agree as follows:






1.       DEFINITIONS

         For the purposes of this Agreement:



         (a) As used in this Agreement, the term "Confidential Information" means all trade secrets and proprietary knowledge, information, process and know-how and property relating to, or used or possessed by, the Company (including any knowledge, information or property belonging to third persons or entities which its Company is in or an obligation to protect and keep secret), and includes, without limitation the following:


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

                 (i) all trade secrets and secret information, whether of technical or business nature;

                 (ii)   all  software,   including   without   limitation,   all
         programs,   specifications,    applications,   routines,   subroutines,
         techniques and ideas for formulae;

                 (iii)  all concepts, data, designs and documents;

                 (iv)   the Company's business methods and practices;

                 (v) compilations of data or information concerning the Company's business, including but not limited to:

                        (A) financial information whether related to the Company
                 generally, or to particular products, services, geographical areas, or time periods;

                        (B) supply and  service  information,  such as goods and
                 services suppliers' names or addresses, terms of supply or service contracts of particular transactions;

                        (C) marketing  information,  such as details about past,
                 present or proposed marketing programs by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

                        (D) personnel information, such as compensation or other
                 terms of employment, employee lists, training methods or other employee information;

                 (vi) the names of the Company's customers, the nature of the Company's relationships with these customers, and the business of the Company's customers;

                 (vii) any other information not generally known to the public including information about the Company's operations, plans, personnel, products or services which, if misused or disclosed, could have a reasonable possibility of adversely affecting the business of the Company.

         (b) Employee agrees that all information possessed by him, or disclosed to him, or to which he obtains access during the course of his employment with the Company, shall be presumed to be Confidential Information under the terms of this Agreement, and the burden of proving otherwise shall rest with Employee.

         (c) The term "Inventions" means all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, and data whether or not patentable under patent, copyright or similar statutes. Employee agrees that all information possessed by him, or disclosed to him, or to which he obtains access during the course of his employment with the Company, shall be presumed to be Confidential Information under the terms of this Agreement, the burden of proving otherwise shall rest with the Employee.

2.  CONFIDENTIAL INFORMATION

    During the period of Employee's employment with the Company, and after the termination thereof for any reason, Employee agrees that, because of the

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

    valuable nature of the Confidential Information, he shall use his best efforts to maintain and protect the secrecy of Confidential Information. Without in any manner limiting the generality of the foregoing obligation, Employee agrees that he shall not, directly or indirectly, undertake or attempt to undertake any of the following activities:

         (a) disclose any Confidential Information to any other person or entity;

         (b)     use any Confidential Information for his own purposes;

         (c)     make  any   copies,   duplicates   or   reproductions   of  any
    Confidential Information;

         (d) authorize or permit any other person or entity to use, copy, disclose, publish or distribute any Confidential Information; or

         (e) undertake or attempt to undertake any activity the Company is prohibited from undertaking or attempting to undertake by any of its present or future clients, customers, suppliers, vendors, consultants, agents or contractors.

3.  RETURN OF CONFIDENTIAL INFORMATION

    Upon termination of Employee's employment with the Company for any reason, Employee agrees not to retain or remove from the Company's premises any records, files or other documents or copies thereof or any other Confidential Information whatsoever, and he agrees to surrender same to the Company, wherever it is located, immediately upon termination of his employment.


4.  EMPLOYEE INVENTIONS

         (a)     Disclosure and Ownership of Inventions
                 --------------------------------------

                        (i) During the Employee's  service as an employee of the
                 Company and for a period of six (6) months thereafter, Employee will promptly and fully disclose to the Company (and to any persons designated by it) all Inventions generated, made, conceived or reduced to practice or leaned by Employee, either alone or jointly with others, which, in any way, result from or suggested by any work, which Employee may for or on behalf of the Company, or relate to or are useful in the business of the Company; or result from the use of premises or property owned, leased, licensed, or contracted for by the Company. The Company shall have the right to such Inventions, whether they are patentable or not.

                        (ii) Employee  understands that the Company will have no
                 rights pursuant to this Agreement in any Invention of Employee made during the term of Employee's employment by the Company if such Invention has not arisen out of or by reason of Employee's work with the Company, and does not relate to the business or operations of the Company, although Employee agrees to inform the Company of any such Invention.

         (b)     Assignment of Inventions
                 ------------------------

         Employee agrees that Employee's services on behalf of the Company are works made for hire and all Inventions specified in Paragraph 4 (a)(i) shall be the sole property of the Company and its assigns, and the

         Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protections in connection therewith. Employee hereby assigns to the Company any and all rights Employee now has or may hereafter acquire in such
         Inventions. Employee further agrees, as to all such Inventions, to assist the Company in every proper way (but at the Company's expense) to obtain, and from time to time enforce, patents, copyrights, trademarks, trade secrets, and other rights and protections relating to such Inventions in any and all countries, and to that end Employee will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets, and other rights and protections on, and enforcing, such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it.

         Employee's obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks, trade secrets, and other rights and protections relating to such Inventions in any and all countries shall continue beyond the termination of Employee's employment by the Company, but the Company shall compensate Employee at a reasonable rate after termination of employment for time actually spent by Employee, at the Company's request, on such assistance. In the event the Company is unable, after reasonable effort, to secure Employee's signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of Employee's physical or mental capacity or for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company, its duly authorized officers and agents as Employee's agent coupled with an interest and attorney-in-fact, to act for and in Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protections thereon with the same legal force and affect as if executed by Employee.

         (c)     Previous Inventions
                 -------------------

         As a matter of record, Employee has identified in Exhibit A, attached hereto, all Inventions that have been generated or conceived or first reduced to practice or learned by Employee, alone or jointly with others, prior to Employee's employment by the Company, which Employee desire to remove from the operation of this Agreement. Employee represents and warrants that such list is complete. If Employee does not attach a list hereto, Employee represents that Employee has made no such Inventions at the time of signing this Agreement.


5.       LIMITATION ON OTHER ACTIVITIES AND COMPETITION

         Employee agrees that while Employee is employed by the Company, Employee will not without the Company's express written consent, engage in any consulting, employment or business that is competitive with the Company. In furtherance and not in limitation of the generality of the preceding sentence, Employee shall not, for itself or on behalf of any person or organization, directly or indirectly, compete with the Company in the development, manufacture, sale, solicitation, or servicing of any then existing project of, or service or business engaged in by, the Company, or any other product of, or service or business engaged in, or under development by, the Company.

6.       NO CONFLICTING OBLIGATIONS

         (a)     During Employment
                 -----------------

                 Employee represents and warrants to the Company that Employee has no interest or obligation which is consistent with or in conflict with this Agreement, or which would prevent, limit or impair Employee's performance of any part of this Agreement. Employee agrees to notify the Company immediately if any such interest or obligation arises.

         (b)     After Termination of Employment
                 -------------------------------

                 For twelve (12) months following the termination of Employee's employment by the Company, Employee agrees that if Employee accepts employment, whether as a consultant, employee, director, trustee or otherwise, with any persons or organization, or engage in any type of activity on Employee's behalf or on behalf of any person or organization that is in any way related to the products, services or business of the Company, Employee shall notify the Company in writing, within thirty (30) days thereof, of the character of each such activity, and of the name and address of each such person or organization by which Employee is so employed.


7.       CONFIDENTIALITY OF PREVIOUS EMPLOYERS

         Employee represents that Employee's performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to the execution of this Agreement. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement either written or oral, in conflict with this Agreement.

         Employee represents that Employee has not brought and will not bring with Employee to the Company, or use in the performance of Employee's responsibilities at the Company, any materials or documents of a present or former employer or client that are not generally available to the public, unless Employee has obtained express written authorization from the present or former employers and clients during Employee's service to the Company.


8.       ENFORCEMENT

         Employee agrees that in the event of a breach or threatened breach of the provisions of this Agreement, the Company's remedies at law would be inadequate, and the Company shall be entitled to an injunction to enforce such provisions (without any bond or other security being required), but nothing herein shall be construed to preclude the Company from pursuing any remedy at law or in equity for any breach or threatened breach.


9.       MISCELLANEOUS

         (a)     Successors
                 ----------

                 The rights and obligations under this Agreement shall survive the termination of Employee's service to the Company in any capacity and shall inure to the benefit of and shall be binding upon: (i) Employee's heirs and personal representatives, and
                 (ii) the successors and assigns of the Company.

         (b)     Governing Law
                 -------------

                 The laws of the State of California shall govern all questions relative to interpretation and construction of this Agreement and to its performance.

         (c)     Severability
                 ------------

                 If any such provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceability shall not affect the enforceability of the balance of this Agreement, and all provisions of this Agreement, shall if alternative interpretations are applicable, be construed so a to preserve the enforceability hereof.

         (d)     Waiver
                 ------

                 The Company's waiver of any default by Employee shall not constitute a waiver of its rights under this Agreement with respect to any subsequent default by me.







        EMPLOYEE HAS READ AND UNDERSTANDS THE FOREGOING AND AGREES TO ITS TERMS.


                                         /s/ J. Michael Hopper
                                         ---------------------
                                         J. Michael Hopper
                                         2303 Regis Drive
                                         Davis, CA  95616

                                         6-1-98
                                         ------
                                         Date


                      ACCEPTED AS A CONDITION OF EMPLOYMENT


                                         PTC Group, Inc.

                                         /s/ Rocco Guarnaccia
                                         --------------------
                                         Dr. Rocco Guarnaccia
                                         Chairman

                                         6-1-98
                                         ------
                                         Date

                                    Exhibit B

                        EXHIBIT B TO EMPLOYMENT AGREEMENT

                         ARTICLE 3 SECTION 3.02(a)(liv)




The Company shall provide employee/family fully paid insurance benefits as described herein:

         1.       Complete Medical Cover-- Family (100% coverage)
         2.       Complete Dental Cover-- Family (100% coverage)
         3.       Life Insurance-- For Employer ($1M Term Life)
         4.       Accidental Death and Dismemberment-- Employee
         5.       Vision Care-- Family
         6.       Long Term Disability--Employee











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